SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 12, 2006

AMERICAN ELECTRIC POWER COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)
1-3525	13-4922640
(Commission File Number)	(IRS Employer Identification No.)

AEP TEXAS CENTRAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)
0-346	74-0550600
(Commission File Number)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	MATERIAL IMPAIRMENTS

Following the January 12, 2006 public meeting of the Public Utility Commission of Texas (the Texas Commission), American Electric Power Company, Inc. (“AEP”) and AEP Texas Central Company (“TCC”) believe that the Texas Commission has substantially completed its deliberations on TCC’s true-up application filed in May, 2005. Based on TCC’s understanding of deliberations during several public meetings held to discuss the application, TCC anticipates that the Texas Commission will issue an order that will reduce the amount requested in TCC’s true-up application. The major factors contributing to the reduction in TCC’s request include the Texas Commission’s disallowance of approximately 90% of TCC’s proposed wholesale capacity auction true-up and associated carrying costs, a disallowance based on the conclusion that TCC failed to mitigate stranded costs in the sale of its interest in the South Texas Project nuclear generating plant, and the Texas Commission’s reduction of TCC’s net stranded generation costs by the present value of deferred investment tax credits and excess deferred federal income taxes related to generation plant.

The Texas Commission is not expected to issue its formal written decision until February, 2006 and it is possible that the Texas Commission could modify its views prior to issuing its formal written decision. Based on its analysis of the Texas Commission’s deliberations, TCC anticipates recording a charge to earnings under generally accepted accounting principles (and a reduction of true-up cash flows in the future) of approximately $384 million ($250 million, after-tax) in the fourth quarter of 2005. TCC will reduce its recorded net true-up regulatory asset, inclusive of carrying costs, from approximately $1.7 billion to approximately $1.3 billion at December 31, 2005. The ultimate amount of such charge and related cash flows will depend upon the final action of the Texas Commission.

TCC believes that significant aspects of the decisions made to date by the Texas Commission are contrary to both the statute by which the legislature restructured the electric industry in Texas and the regulations and orders the Texas Commission has issued in implementing that statute. TCC will evaluate whether it will seek rehearing of the Texas Commission’s rulings once the final written order is issued. TCC may also consider contesting certain of the Texas Commission’s rulings through appeals to Texas state courts. Although TCC believes it has meritorious arguments, no prediction can be made as to the ultimate outcome of any requested rehearings or appeals. As a result, TCC expects to record the above impairment charges based on its interpretations of the Texas Commission’s deliberations to date.

This report made by AEP contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are:

Electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness of fuel suppliers and transporters; availability of generating capacity and the performance of AEP’s generating plants; the ability to recover regulatory assets and stranded costs in connection with deregulation; the ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; the ability to build or acquire generating capacity when needed at acceptable prices and terms and to recover those costs through applicable rate cases; new legislation, litigation and government regulation including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon and other substances; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery for new investments, transmission service and environmental compliance); resolution of litigation (including pending Clean Air Act enforcement actions and disputes arising from the bankruptcy of Enron Corp.); AEP’s ability to constrain its operation and maintenance costs; AEP’s ability to sell assets at acceptable prices and on other acceptable terms, including rights to share in earnings derived from the assets subsequent to their sale; the economic climate and growth in its service territory and changes in market demand and demographic patterns; inflationary trends; its ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas and other energy-related commodities; changes in the creditworthiness and number of participants in the energy trading market; changes in the financial markets, particularly those affecting the availability of capital and AEP’s ability to refinance existing debt at attractive rates; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas and other energy-related commodities; changes in utility regulation, including membership and integration into regional transmission structures; accounting pronouncements periodically issued by accounting standard-setting bodies; the performance of AEP’s pension and other postretirement benefit plans; prices for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN ELECTRIC POWER COMPANY, INC.
AEP TEXAS CENTRAL COMPANY

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer
Title:	Assistant Secretary

January 17, 2006